EXHIBIT 99.2

CERTIFICATION

PURSUANT TO 31 C.F.R. § 30.15

I, Anthony R. Cole, certify, based on my knowledge, that:

(i) The compensation committee of BCSB Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers on June 14, 2011 and again on December 13, 2011 senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to BCSB Bancorp, Inc.;

(ii) The compensation committee of BCSB Bancorp, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BCSB Bancorp, Inc., and has identified any features of the employee compensation plans that pose risks to BCSB Bancorp, Inc. and has limited those features to ensure that BCSB Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, on June 14, 2011 and again on December 13, 2011 the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of BCSB Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of BCSB Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of BCSB Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(a)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BCSB Bancorp, Inc.;

(b)	Employee compensation plans that unnecessarily expose BCSB Bancorp, Inc. to risks; and

(c)	Employee compensation plans that could encourage the manipulation of reported earnings of BCSB Bancorp, Inc. to enhance the compensation of an employee;

(vi) BCSB Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) BCSB Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) BCSB Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established there under during any part of the most recently completed fiscal year that was a TARP period;

(ix) BCSB Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) BCSB Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) BCSB Bancorp, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) BCSB Bancorp, Inc. will disclose whether BCSB Bancorp, Inc., the board of directors of BCSB Bancorp, Inc., or the compensation committee of BCSB Bancorp, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during such period;

(xiii) BCSB Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) BCSB Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between BCSB Bancorp, Inc. and Treasury, including any amendments; and

(xv) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Dated: December 22, 2011	/s/ Anthony R. Cole
Anthony R. Cole
Executive Vice President and Chief Financial Officer (Principal Financial Officer)